PRESS RELEASE	SOURCE: First Trust Advisors L.P.

First Trust Announces Name Changes for First Trust/Aberdeen Global Opportunity Income Fund and First Trust/Aberdeen Emerging Opportunity Fund

WHEATON, IL – (BUSINESS WIRE) – June 28, 2022 – First Trust Advisors L.P. (“First Trust”) announced today that the Board of Trustees of First Trust/Aberdeen Global Opportunity Income Fund (NYSE: FAM) and First Trust/Aberdeen Emerging Opportunity Fund (NYSE: FEO) (each, a “Fund”) approved name changes for the Funds as follows:

Fund(s)	New Name
First Trust/Aberdeen Global Opportunity Income Fund (FAM)	First Trust/abrdn Global Opportunity Income Fund.
First Trust/Aberdeen Emerging Opportunity Fund (FEO)	First Trust/abrdn Emerging Opportunity Fund.

The name changes will be effective as of the close of business on June 30, 2022. Each Fund’s ticker symbol and CUSIP are not changing. The Fund’s investment objectives and strategies are not changing.

FAM is a diversified, closed-end management investment company that seeks to provide a high level of current income. As a secondary objective, the Fund seeks capital appreciation. The Fund pursues these investment objectives by investing in the world bond markets through a diversified portfolio of investment grade and below-investment grade government and corporate debt securities.

FEO is a diversified, closed-end management investment company that seeks to provide a high level of total return. The Fund seeks to achieve its investment objective by investing at least 80% of its managed assets in a diversified portfolio of equity and fixed-income securities of issuers in emerging market countries.

FTA is a federally registered investment advisor and serves as each Fund's investment advisor. FTA and its affiliate First Trust Portfolios L.P. ("FTP"), a FINRA registered broker-dealer, are privately-held companies that provide a variety of investment services. FTA has collective assets under management or supervision of approximately $203 billion as of May 31, 2022 through unit investment trusts, exchange-traded funds, closed-end funds, mutual funds and separate managed accounts. FTA is the supervisor of the First Trust unit investment trusts, while FTP is the sponsor. FTP is also a distributor of mutual fund shares and exchange-traded fund creation units. FTA and FTP are based in Wheaton, Illinois.

abrdn Inc. (formerly Aberdeen Standard Investments Inc.) (“abrdn”) serves as each Fund's investment subadvisor. abrdn is an indirect wholly-owned subsidiary of abrdn plc. abrdn is the brand name for the asset management group of abrdn plc, managing approximately $627.89 billion in assets as of December 31, 2021, for a range of pension funds, financial institutions, investment trusts, unit trusts, offshore funds, charities and private clients.

Contact: First Trust Advisors L.P.

Jeff Margolin 630-915-6784